FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney Chief Financial Officer Telephone: (248) 358-1171 E-mail: invrelations@npte.com	Leslie Loyet General Inquiries (312) 640-6672	Tim Grace Media Inquiries (312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, JULY 27, 2006

NORTH POINTE HOLDINGS COMMENTS ON SECOND QUARTER;
Expects Breakeven or Slightly Positive Results

SOUTHFIELD, MI – July 27, 2006 – North Pointe Holdings Corporation (Nasdaq: NPTE) today announced that it is expecting to show breakeven or slightly positive results for the second quarter of 2006. This compares with $0.73 per share in the second quarter of 2005. The company plans to report second quarter results on August 10, 2006.

James Petcoff, chairman and chief executive officer stated, “Increased reinsurance costs, the Midwest storm activity and non-standard automobile run-off losses continued in the second quarter. Also, we experienced increased losses in our commercial multi-peril line of business and will also record a pre-tax charge of $1.4 million related to the previously announced assessment by the Florida Insurance Guaranty Association, Inc. Even with these added expenses, we expect to breakeven for the quarter.”

Petcoff added, “The increased reinsurance costs are a function of the time lag between getting higher rate for our premiums charged, and this year’s reinsurance treaties. We have been very active in managing our exposures in Florida, with the commercial lines exposure reductions previously announced, and getting ahead of the rate gap within the homeowners product. “We have recently filed for a significant increase in our Florida homeowners and dwelling fire lines of business, and are looking at ways to add back commercial premium, by possibly writing risks ex-wind and on a surplus lines basis. All our efforts to date are focused on managing exposures, and maintaining book value in 2006, as we position ourselves for more meaningful growth in 2007.”

About the Company

North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

Safe Harbor Statement

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.

To learn more about North Pointe Holdings Corporation, please visit www.npte.com